EXHIBIT 10.8

SALE AGREEMENT

By and Between

American Service Insurance Company, Inc., an Illinois corporation

(Seller)

and

150 Northwest Point LLC,
a Delaware limited liability company

(Purchaser)

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE	1
1.1	Agreement of Purchase and Sale	1
1.2	Payment of Purchase Price	2
1.3	Deposit	2
1.4	Earnest Money Provisions	2
1.5	Independent Contract Consideration	3

ARTICLE II	TITLE AND SURVEY: ASIC LEASE	3
2.1	Title Commitment	3
2.2	Title Examination	4
2.3	Pre Closing "Gap" Title Defects	5
2.4	Permitted Exceptions	5
2.5	ASIC Lease	6

ARTICLE III	REVIEW OF PROPERTY	6
3.1	Right of Inspection	6
3.2	Right of Termination	7

ARTICLE IV	CLOSING	8
4.1	Time and Place	8
4.2	Seller's Obligations at Closing	8
4.3	Purchaser's Obligations at Closing	9
4.4	Credits and Prorations	10
4.5	Transaction Taxes and Closing Costs	14
4.6	Conditions Precedent to Obligation of Purchaser	14
4.7	Conditions Precedent to Obligation of Seller	15

ARTICLE V	REPRESENTATIONS, WARRANTIES AND COVENANTS	16
5.1	Representations and Warranties of Seller	16
5.2	Knowledge Defined	18
5.3	Covenants of Seller	19
5.4	Representations and Warranties of Purchaser	21
5.5	Purchaser's Knowledge Defined	22
5.6	Survival of Purchaser's Representations and Warranties	22

ARTICLE VI	DEFAULT	23
6.1	Default by Purchaser	23
6.2	Default by Seller	23
6.3	Recoverable Damages	23

ARTICLE VII	RISK OF LOSS	24
7.1	Minor Damage	24
7.2	Major Damage	24
7.3	Definition of "Major" Loss or Damage	24

ARTICLE VIII	BROKERAGE AND INDEMNIFICATION	25
8.1	Brokerage Commissions	25

ARTICLE IX	DISCLAIMERS AND WAIVERS	25
9.1	No Reliance on Documents	25
9.2	AS IS SALE; DISCLAIMERS	25
9.3	Survival of Disclaimers	27

ARTICLE X	MISCELLANEOUS	27
10.1	Confidentiality	27
10.2	Public Disclosure	27
10.3	Assignment	27
10.4	Notices	28
10.5	Modifications	29
10.6	Entire Agreement	29
10.7	Further Assurances	29
10.8	Counterparts	29
10.9	Facsimile Signatures	29
10.10	Severability	29
10.11	Applicable Law	29
10.12	No Third Party Beneficiary	30
10.13	Captions	30
10.14	Construction	30
10.15	Recordation	30
10.16	Attorneys' Fees and Costs	30
10.17	Governmental Approvals	30
10.18	Limitation of Liability	30
10.19	Saturdays, Sundays, Holidays	31

SALE AGREEMENT

THIS SALE AGREEMENT (this "Agreement") is made as of April 5, 2012 (the "Effective Date") by and between American Service Insurance Company, Inc., an Illinois corporation (the "Seller") and 150 Northwest Point LLC, a Delaware limited liability company (the "Purchaser").

Seller desires to sell, and Purchaser desires to purchase, the following (collectively, the "Property"): (i) fee simple title to certain improved real property located in Elk Grove Village, Illinois, commonly known as 150 Northwest Point Boulevard and legally described on Exhibit A attached hereto together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property (the "Land"); (ii) all of Seller's right, title and interest in and to the buildings, structures, fixtures, systems and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (collectively the "Improvements") (the Land and the Improvements are referred to together hereinafter as the "Real Property"); (iii) all of Seller's right, title and interest in and to tangible personal property located upon the Land or within the Improvements, excluding those items of personal property owned by Seller listed on Exhibit J attached hereto and excluding cash, computers, software, and all items of personal property owned by the property manager and located in the management office for the Property and all items of personal property owned by tenants or other occupants of the Real Property, located on and used exclusively in connection with the operation of the Land and the Improvements (collectively, the "Personal Property"); (iv) all of Seller's right, title and interest in and to all leases, licenses and occupancy agreements covering all or any portion of the Real Property, to the extent they are in effect on the date of the Closing (as defined in Section 4.1), including all rents, security deposits and all related guaranties (collectively, the "Leases"); (v) all of Seller's right, title and interest in and to all Assumed Operating Agreements (as defined in Section 5.4(d)); and (vi) all of Seller's right, title, and interest in and to all assignable existing permits, licenses, approvals, warranties, and authorizations issued by any governmental authority in connection with the Property, in each case to the extent they are in effect as of the date of the Closing and transferrable (the "Licenses and Permits"), and all of Seller's right, title, and interest in and to the right to use the name "150 Northwest Point" (collectively, the "Intangibles"). No later than five (5) days prior to the expiration of the Inspection Period (as hereinafter defined), Seller shall provide Purchaser a written inventory listing the Personal Property located at the Real Property.

NOW, THEREFORE, in consideration of and in reliance upon the above recitals, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property, for a purchase price equal to Thirteen Million Nine Hundred Seventy-Five Thousand and No/100 Dollars ($13,975,000.00), subject to such prorations and adjustments as provided in this Agreement (the "Purchase Price").

1.2 Payment of Purchase Price. The Purchase Price shall be payable in full at Closing (as defined below) by wire transfer of immediately available funds to a bank account designated by Seller in writing to the Escrow Agent (as defined in Section 1.3 hereof) prior to the Closing.

1.3 Deposit. Within (2) business days after the Effective Date, Purchaser shall deposit with First American Title Insurance Company (the "Escrow Agent" or "Title Company"), having its office at 30 North LaSalle Street, Chicago, Illinois 60602, Attention: Dick Seidel, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Initial Deposit") in good funds, by federal wire transfer pursuant to the wiring instructions attached hereto as Exhibit H. Within two (2) business day after the expiration of the Inspection Period (as defined in Section 3.1), Purchaser shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Additional Deposit"; the Initial Deposit and the Additional Deposit together with all interest earned thereon, are referred to as the "Deposit") in good funds, by federal wire transfer pursuant to the wiring instructions attached hereto as Exhibit H. The Escrow Agent shall hold the Deposit in an interest-bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Purchaser. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver the Initial Deposit or the Additional Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately, and in the event Seller so elects to terminate this Agreement, the Deposit, if any, shall be promptly returned to Purchaser.

1.4     Earnest Money Provisions.

(a) Investment and Use of Funds. The Escrow Agent shall invest the Deposit in interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Deposit with any funds of the Escrow Agent and shall promptly provide Purchaser and Seller with confirmation of the investments made. Notwithstanding the foregoing, the Escrow Agent may commingle the Deposit with other funds prior to the Escrow Agent's receipt of any required investment instructions. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Deposit against the Purchase Price due Seller at Closing.

(b) In the event Purchaser's terminates this Agreement on or before the last day of the Inspection Period in accordance with Section 3.2 hereof and Purchaser delivers a copy of such notice of termination to the Escrow Agent, Escrow Agent shall be irrevocably obligated to release the Deposit to Purchaser without the need for any joint order or other direction of the parties.

(c) Strict Joint Order. In the event Purchaser elects not to terminate this Agreement, then after the expiration of the Inspection Period, except as may be required by a court order, other than the application of the Deposit against the Purchase Price due Seller at Closing, the Deposit shall be released solely upon the joint instruction of Purchaser and Seller.

(d) Interpleader. Subject to Section 1.4(b) hereof, Seller and Purchaser agree that in the event of any controversy regarding the Deposit arises after the expiration of the Inspection Period, unless written instructions from Seller and Purchaser are received by the Escrow Agent directing the Deposit's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the costs of the interpleader, and the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

(e) Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent hannless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.3 and 1.4 hereof.

1.5 Independent Contract Consideration. Immediately prior to the execution of this Agreement, Purchaser paid one (1) dollar ($1.00) (the "Independent Contract Consideration") to Seller, which amount Seller and Purchaser hereby bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

ARTICLE II
TITLE AND SURVEY; ASIC LEASE

2.1 Title Commitment and Survey. Within two (2) business days following the Effective Date, Seller shall deliver to Purchaser a title insurance commitment issued by the Title Company for the issuance of a 2006 ALTA Owner's Title Policy covering the Real Property (the "Title Commitment") together with copies of each of the Schedule A and Schedule B underlying title documents and/or exceptions set forth therein and a survey of the Real Property (the "Existing Survey"). Within ten (10) business days following the Effective Date, Seller shall deliver to Purchaser an update of the Existing Survey made in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Title Land Surveys, jointly established and adopted by ALTA and NSPS and includes Items 1, 2, 3, 4, 6, 7, 8, 9, 10, 11(a), 14, 16, 17, 18 and 21 of Table A (the "Survey"). In the event the Survey is not delivered within such ten (10) business day period, the Title Exam Deadline (as hereinafter defined) shall be extended for one day for each day of such delay until such date that the Survey is delivered to Purchaser. Costs of the Title Commitment and Survey shall be paid as provided in Section 4.5 below.

2.2 Title Examination. Purchaser shall have until April 27, 2012 (the "Title Exam Deadline") to notify Seller in writing (the "Title Notice") which exceptions to title (including matters disclosed by the Existing Survey or the Survey), if any, will not be accepted by Purchaser. Any exception to title or matter disclosed in the Title Commitment, the Existing Survey, or the Survey to which Purchaser does not object by the Title Exam Deadline shall be deemed Permitted Exceptions (as defined in Section 2.4 hereof). If Purchaser gives Seller a Title Notice on or prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any such exceptions or matters identified in such Title Notice, except for the Must Removes (as hereinafter defined). Within two (2) business days after receipt of Purchaser's Title Notice ("Seller's Notice Period"), Seller shall give written notice to Purchaser stating either (a) that Seller will remove such objectionable exceptions or matters from title on or before the Closing (as defined in Section 4.1 hereof); provided that Seller may extend the Closing Date (as defined in Section 4.1 hereof) for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such objectionable exceptions or matters to be removed. If Seller fails to give written notice of its election within Seller's Notice Period, Seller shall be deemed to have elected not to attempt to cure the exceptions or matters objected to in such Title Notice. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 4.6(e) hereof) or an endorsement thereto (in a form reasonably acceptable to Purchaser) insuring Purchaser against any title exception or matter which was properly objected to by Purchaser in a Title Notice pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after the expiration of the Seller's Notice Period, and in such event the Deposit shall be promptly returned to Purchaser. If Seller gives Purchaser notice under clause (b) above or fails to give Purchaser such a notice, and Purchaser fails to terminate this Agreement on or prior to the expiration of the Inspection Period, then such objectionable exceptions or matters will be deemed to constitute Permitted Exceptions, except for any Must Removes. If this Agreement is terminated pursuant to the foregoing provisions of this Section 2.2, then neither party shall have any further rights or obligations hereunder (except for those obligations of a party that expressly survive the termination of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. Notwithstanding the foregoing or anything in Sections 2.3 or 2.4 to the contrary, (a) any "Must Removes" (as defined below) shall not be Permitted Exceptions hereunder (and Purchaser shall not be required to notify Seller of its objection thereto) and (b) at Closing, Seller shall cause the Must Removes to be released of record, deleted from the Title Policy or insured over by the Title Company pursuant to an endorsement reasonably satisfactory to Purchaser. For the purposes of this Section 2.2, the term "Must Removes" shall mean (i) the mortgage and other instruments securing Seller's mortgage loan which encumbers the Property, (ii) any judgment liens against Seller in the amount of $100,000 or less, and (iii) any tax or mechanic's lien which encumbers the Property and was created by or results from the acts or omissions of Seller except for (x) the lien of real estate taxes and assessments not due and payable and (y) mechanic's liens arising out of tenant improvement work (i) being performed by a tenant under such tenant's Lease so long as such tenant has an obligation to remove said lien or indemnify the landlord with respect to such lien pursuant to its Lease, and (ii) being performed by Seller as landlord under the Leases, for which Purchaser is responsible or shall receive a credit against the Purchase Price pursuant to Section 4.4(b)(v) hereof. In no event shall Must Removes be considered Permitted Exceptions.

2.3 Pre Closing "Gap" Title Defects. Purchaser shall have the right to object to any Material Exceptions (as defined below) by giving written notice (the "Gap Notice") of the Material Exceptions to which Purchaser is objecting within three (3) business days after receiving written notice of such new matter. If Purchaser does not object to any such Material Exception by giving a timely Gap Notice as herein provided, such Material Exception shall be a Permitted Exception except for any Must Removes. If Purchaser sends a Gap Notice to Seller, Seller shall have three (3) business days after receipt of the Gap Notice to notify Purchaser (i) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing Date for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (ii) that Seller elects not to cause such exceptions to be removed. If Seller fails to give written notice of its election within such three (3) business day period, Seller shall be deemed to have elected not to attempt to cure the exception or matter objected to in a Gap Notice. The procurement by Seller of a commitment for the issuance of the Title Policy, or an endorsement thereto (in a form reasonably acceptable to Purchaser) insuring Purchaser against any title exception or matter which was properly objected to by Purchaser in a Gap Notice pursuant to this Section 2.3 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (ii) above or fails to give Purchaser such a notice, Purchaser shall have five (5) business days in which to notify Seller that (x) Purchaser will nevertheless proceed with the purchase of the Property, in which case title to the Property shall be subject to such exceptions (i.e., such exceptions will be deemed to constitute Permitted Exceptions), or (y) Purchaser will terminate this Agreement. If Purchaser fails to give written notice of its election within such five (5) business day period, then Purchaser shall be deemed to have elected clause (x) above. If this Agreement is terminated pursuant to the provisions of this Section 2.3, then neither party shall have any further rights or obligations hereunder (except for those obligations of a party that expressly survive the termination of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. As used herein, "Material Exception" shall mean any exception to title or matter shown on any amendment to the Title Commitment or revisions to the Survey issued after the expiration of the Inspection Period (a) that was not disclosed on the latest version of the Title Commitment received by Purchaser at least five (5) business days prior to the expiration of the Inspection Period, the Existing Survey, or the latest version of the Survey received by Purchaser at least five (5) business days prior to the expiration of the Inspection Period or that did not exist prior to the expiration of the Inspection Period, and (b) is not a Permitted Exception hereunder.

2.4 Permitted Exceptions. For purposes of this Agreement, the "Permitted Exceptions" are and mean: (i) those matters that are or have become Permitted Exceptions pursuant to Section 2.2 or 2.3 hereof; (ii) the rights of tenants under the Leases, as tenants only, with no options to purchase or rights of first offer or refusal to purchase the Property; (iii) the lien of all ad valorem real estate taxes and assessments not due and payable as of the Closing Date, subject to adjustment as herein provided; (iv) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property, except for any violation of the foregoing; and (v) matters that have arisen as a result of acts done or suffered by or through Purchaser.

2.5 ASIC Lease. Prior to the expiration of the Inspection Period, Purchaser, as landlord, and Seller, as tenant, shall finalize the form of that certain lease for 30,552 rentable square feet located on the 3rd floor of the Property which shall be in form and substance reasonably acceptable to Purchaser and Seller and shall provide for the following: (i) commencement on the date of the Closing ("Commencement"); (ii) a term of five (5) years; (iii) annual rent of $21.00 gross per rentable square foot with a 2012 base year and three percent (3%) annual increases plus electricity usage to be billed to tenant on a pro rata basis; (iv) no tenant improvement allowance or commissions; (v) notwithstanding clause (iii) above, rent abatement for five (5) months upon Commencement, provided, tenant shall be responsible for payment of all utilities during such abatement period, (vi) that for so long as Purchaser maintains training rooms on the first (1st) floor of the Property, Purchaser shall provide access to such training rooms as requested by Seller, subject to any conditions set forth in the lease, (vii) a guaranty from Atlas Financial Holdings, Inc. ("Atlas"), an affiliate of Seller, unconditionally and irrevocably guaranteeing the payment and performance of Seller's obligations under the lease, and (viii) an unconditional, standby and irrevocable, self-renewing letter of credit in the amount of Three Hundred Twenty Thousand Seven Hundred Ninety Six and No/100 Dollars ($320,796.00), in form and substance reasonably approved by Purchaser, as security for the full and faithful performance of every provision of the lease to be performed by Seller throughout the term of the lease (the "ASIC Lease"). The ASIC Lease shall replace any existing lease with Atlas (the "Existing Lease") in effect as of the Effective Date and the Existing Lease shall be terminated and of no further force or effect as of the Closing. At the Closing, Purchaser shall pay to Seller $7,670 as a lump sum as consideration for any costs associated with relocating Seller at the Property pursuant to the ASIC Lease. Purchaser and Seller shall execute the ASIC Lease as of the date of Closing.

ARTICLE III REVIEW OF PROPERTY

3.1 Right of Inspection. During the period (the "Inspection Period") beginning on the Effective Date and ending at 5:00p.m. Chicago, Illinois time on May 7, 2012. Purchaser shall have the right to make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, and to examine documents and files located at the Real Property or delivered by Seller to Purchaser in connection with this Agreement concerning the leasing, maintenance and operation of the Property (collectively, the "Property Information"), but excluding internal memoranda, financial projections, appraisals and similar proprietary, confidential or privileged information (collectively, the "Confidential Documents").

Purchaser understands and agrees that any on site inspections of the Real Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than 24 hours' prior notice to Seller which notice shall include the dates of such entries, the work to be performed, and the names of the parties entering the Property. Such inspections shall be conducted so as not to interfere unreasonably with the use of the Property by Seller or their tenants or other occupants of the Property. Seller reserves the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Real Property, Purchaser shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent may be withheld by Seller in its sole discretion and may be subject to any terms and conditions imposed by Seller in its sole discretion. Purchaser shall promptly restore the Property to its condition prior to any such inspections or tests, at Purchaser's sole cost and expense. Purchaser shall keep the Property free and clear of all mechanics', materialmen's and other liens resulting from its or its agents' or independent contractors' activities with respect to the Property. Purchaser agrees to protect, indemnify, defend and hold Seller, and Seller's partners, members, and their respective agents, independent contractors and employees harmless from and against any and all claims for liabilities, liens, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents or independent contractors (excluding any damages arising from the mere discovery of an adverse condition affecting the Property), and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller, and Seller's partners, members, and their respective agents, independent contractors and employees shall survive Closing or any termination of this Agreement. Purchaser shall not have the right to contact any tenant, occupant, vendor, contractor, property manager or asset manager of the Property without in each case first obtaining the prior consent of Seller thereto. In addition, Seller, at Seller's election, shall be entitled to have a representative on any telephone call or other such contact made by Purchaser and to be present at any meeting between Purchaser and any of said parties. Purchaser shall keep in force during the term hereof, and shall cause all agents and consultants retained by Purchaser in connection with any investigation of the Property to have during the performance of their work, at no expense to Seller, commercial liability insurance, including public liability and property damage insurance, in the amount of at least $1,000,000, combined single limit for personal injuries or death of persons or property damage occurring in or about the Property, as well as workers' compensation insurance with limits in accordance with applicable laws. All such insurance shall: (a) name Seller as an additional insured; (b) specifically cover the liability assumed by Purchaser under this Agreement; (c) be issued by an insurance company reasonably acceptable to Seller; and (d) be primary and noncontributory with any insurance which may be carried by Seller. Purchaser shall deliver said policy or policies or certificates thereof to Seller prior to commencing any entry upon the Property, and renewals thereof at least thirty (30) days before the expiration date thereof. Purchaser's compliance with the provisions of this Section shall not limit Purchaser's liability under any of the other provisions of this Agreement.

In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Seller's default), Purchaser shall, upon Seller's request, deliver to Seller, at no cost to Seller, and without representation or warranty, the copies of all tests, reports and inspections of the Property (provided the same do not restrict such delivery to a third party), made and conducted by or for the benefit of Purchaser.

3.2 Right of Termination. If for any reason or no reason Purchaser determines that the Property, or any aspect thereof, is unsuitable for Purchaser's acquisition, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination on or prior to the expiration of the Inspection Period, then this Agreement shall terminate and neither party shall have any further rights or obligations hereunder (except for those obligations that expressly survive the termination of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 3.2.

ARTICLE IV CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held on May 22, 2012, or sooner upon the mutual agreement of Purchaser and Seller (the "Closing Date"), through an escrow administered by Escrow Agent. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. The Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee.

4.2 Seller's Obligations at Closing. On the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) a duly executed and acknowledged special warranty deed in the form attached hereto as Exhibit B (the "Deed") subject only to the Permitted Exceptions;

(b)     a duly executed bill of sale and assignment in the form attached hereto as
Exhibit C (the "Bill of Sale and Assignment");

(c) a notice (the "Tenant Notice"), which Purchaser shall send to the tenant under each of the Leases promptly after the Closing, informing such tenant of the transactions contemplated herein in a form reasonably acceptable to Seller and Purchaser;

(d) A certificate certifying that all of the representations, warranties and covenants made by Seller in this Agreement continue to be true and correct in all materials respects as of the Closing Date;
(e) duly completed and signed real estate transfer tax declarations and other state, county or municipal law, code or ordinance disclosures;

(f) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g) a certificate in the form attached hereto as Exhibit D duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 (the "FIRPTA");

(h) such affidavits or documents as may be customarily and reasonably required by the Title Company in order to issue the Title Policy, in a form reasonably acceptable to Seller;

(i)     a closing and proration statement (the "Closing Statement");

(j) notices to vendors under the Assumed Operating Agreements, if required by the terms of such Assumed Operating Agreements;

(k) either (x) a certificate issued by the Illinois Department of Revenue stating that the withholding obligations under Section 9.02(d) do not apply, (y) or an indemnification in form as satisfactory to Purchaser that indemnifies, defends and holds harmless Purchaser with respect to all liabilities which may be imposed upon Purchaser as a result of Section 9.02(d), any Seller's state sales and use tax and unemployment insurance tax liability (the "Tax Indemnity");

(1) the ASIC Lease executed by Seller and the guaranty of the ASIC Lease executed by Atlas;

(m) such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement;

(n) originals of all estoppel certificates from each tenant on the Property, substantially in the form attached as Exhibit E;

(o) a current rent roll as of Closing of all Leases, certified to Purchaser to be true and correct in all material respects to the best of Seller's knowledge; and

(p)     evidence of termination of all Operating Agreements, except for the
Assumed Operating Agreements.

Seller shall leave the following (but in all cases excluding any Confidential Documents) at the management office for the Property (collectively, the "Property Records"): (i) the original (or, if unavailable, copies of) Leases and the Assumed Operating Agreements; (ii) to the extent in the possession or control of Seller or the property manager at Closing, copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; (iii) all available licenses, permits, warranties, and guarantees then in effect; (iv) to the extent any of such items are in the possession or control of Seller or the property manager, at Closing, all keys, access cards to, and combinations to locks and other security devices located at the Property excepting those that will continue to be used by tenants of the Property; and (v) all available plans and specifications and all operation manuals. Seller shall cooperate with Purchaser after Closing to transfer to Purchaser any Property Records stored electronically. Seller shall have the right to make copies of Property Records and retain such copies after the Closing. Each of Seller's and Purchaser's obligation under this Section 4.2 shall survive the Closing.

4.3 Purchaser's Obligations at Closing. On the Closing Date (and prior to 12:00 PM Chicago, Illinois time with respect to Section 4.3(a) below), Purchaser shall deliver in escrow with the Escrow Agent the following:

(a) the Purchase Price, less the amount of the Deposit that is applied to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided (including, without limitation, pursuant to Section 4.4 hereof), in immediately available wire transferred funds;

(b) counterparts of the Bill of Sale and Assignment, the Tenant Notice, the real estate transfer tax declarations, the Closing Statement and the ASIC Lease;

(c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser or Purchaser's affiliates;

(d)     such affidavits as may be customarily and reasonably required by the Title
Company to issue the Title Policy, in a form reasonably acceptable to Purchaser; and

(e) such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.

4.4 Credits and Prorations.

(a)     All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the Closing Date, as if Purchaser was vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation, the following:

(i)     all rents, electricity charges and other sums due under the Leases
(collectively, the "Rents"), if any, as and when collected;

(ii) all real estate taxes and assessments (including personal property taxes, if any, on the Personal Property) affecting the Property as provided in Section 4.4(b)(ii) below;

(iii) all utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than thirty (30) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; and

(iv)     all amounts payable under the Assumed Operating Agreements;

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

(b) In addition to and notwithstanding anything contained in Section 4.4(a) hereof

(i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser all security deposits together with interest required to be paid thereon (collectively, the "Security Deposits") actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits and (B) Seller shall be entitled to receive and retain refundable cash or other deposits posted with utility companies. At Closing, Seller shall, to the extent assignable, assign (at Seller's cost, unless the Tenant is responsible for the cost thereof under its Lease) to Purchaser any letters of credit or other non-cash Security Deposits (to the extent such Security Deposits have not been properly applied against delinquent Rents as provided in the Leases) or, if such letters of credit or other non-cash security deposits are not assignable, Seller shall reasonably cooperate with Purchaser to have them re-issued in the name of Purchaser at Seller's cost. In the event that post-Closing, such letters of credit or other non-cash Security Deposits have not been transferred to Purchaser and Purchaser is entitled to draw thereon pursuant to the terms of the applicable Lease, then at Purchaser's request, Seller shall draw on such letters of credit or other non-cash Security Deposits and immediately upon receipt transfer such funds to Purchaser, or take such other actions post-Closing as are reasonably necessary to realize on such letters of credit pursuant to the terms of the Lease. The obligations of Seller and Purchaser under this Section 4.4(b)(i) shall survive the Closing until all Security Deposits have been assigned and transferred to Purchaser.

(ii) Seller shall be responsible for real estate taxes assessed during calendar year 2011 which are payable in calendar year 2012, real estate taxes for all years prior to 2011 and real estate taxes for the portion of 2012 in which Seller owned the Property. Purchaser shall be responsible for real estate taxes for the portion of 2012 in which Purchaser owned the Property and real estate taxes for all subsequent years. At Closing, Seller shall deposit with the Escrow Agent the following funds to be held by Escrow Agent in an interest bearing account: (x) $420,265 which is 45% of the actual 2010 real estate taxes ($951,265) ("Seller's 2011 Tax Funds") for payment of the 2011 second installment real estate tax bill, (y) funds equal to the amount of Seller's share of 2012 real estate taxes determined by multiplying the amount of the actual 2010 real estate taxes ($951,265) by a fraction, the numerator of which is the number of days in the calendar year for the period commencing on January 1, 2012 and ending on the day before the Closing Date, and the denominator of which is 365 ("Seller's 2012 Tax Funds") for payment of the 2012 real estate taxes (payable in 2013), and (z)
funds equal to the amount of $40,000, which is Seller's approximate portion of the real estate taxes due under that certain Declaration of Covenants, Easements and Restrictions dated June 25, 2001, as amended (the "Parking Garage Agreement"), with the owner (the "Garage Owner") of the parking garage adjacent to the Property and located at 50 Northwest Point (the "Parking Garage") plus the amount of Seller's portion of the operating costs due under said agreement and determined by the Garage Owner and Seller in accordance with the Parking Garage Agreement ("Seller's Garage Funds"). All interest earned on such funds shall be for the benefit of Seller. Upon receipt of the 2011 second installment real estate tax bill, Purchaser shall promptly deliver the original bill to the Escrow Agent with a copy to Seller.     Escrow Agent shall disburse Seller's 2011 Tax Funds for timely payment of the 2011 second installment real estate tax bill and any excess Seller's 2011 Tax Funds shall be refunded to Seller and any deficiency in Seller's 2011 Tax Funds shall be promptly paid to Escrow Agent by Seller.     Upon receipt of the 2012 first installment real estate tax bill, Purchaser shall promptly deliver the original bill to the Escrow Agent, with a copy to Seller, together with funds sufficient to pay Purchaser's portion of the bill. Escrow Agent shall disburse Seller's 2012 Tax Funds, together with said Purchaser's funds, for timely payment of the 2012 first installment real estate tax bill. Seller and Purchaser agree to re-prorate 2012 real estate taxes upon receipt of the 2012 second installment real estate tax bill. Purchaser shall promptly deliver the original 2012 second installment real estate tax bill to the Escrow Agent, with a copy to Seller, together with funds sufficient to pay Purchaser's portion of the bill. Escrow Agent shall disburse Seller's 2012 Tax Funds, if any such funds are remaining, together with said Purchaser's funds, for timely payment of the 2012 second installment real estate tax bill and any excess Seller's 2012 Tax Funds shall be refunded to Seller and any deficiency in Seller's 2012 Tax Funds shall be promptly paid to Escrow Agent by Seller. Upon receipt of a statement of amounts due from the owner of the Property for its portion of 2012 real estate taxes and operating costs for the Parking Garage from the Garage Owner, Seller and Purchaser shall prorate said amounts between Seller and Purchaser with respect to their respective periods of ownership. Seller shall promptly deliver the statement to the Escrow Agent, together with a statement of proration of such amounts prepared by Seller and Purchaser. Purchaser shall deposit with Escrow Agent its share of said proration. Escrow Agent shall disburse Seller's Garage Funds in the amount set forth on the statement of proration, together with said Purchaser's funds, to the Garage Owner, and any excess Seller's Garage Funds shall be refunded to Seller and any deficiency in Seller's Garage Funds shall be promptly paid to Escrow Agent by Seller. Any credit or refund paid to Seller by the Garage Owner related to real estate taxes for 2011 and prior years for the Parking Garage shall be retained by Seller. Seller shall pay the portion of any special assessments due and payable prior to the Closing Date, and Purchaser shall pay the portion of any special assessments due and payable on and after the Closing Date;

(iii) charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party, shall not be apportioned hereunder (except as provided in Section 4.4(b)(vii)), and Purchaser shall look solely to the tenant responsible therefor for the payment of the same;

(iv) as to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing; and

(v) unpaid and delinquent Rent (including, without limitation, Reimbursable Tenant Expenses) shall not be prorated at Closing. Unpaid and delinquent Rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after Seller's receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the period from and after Closing Date, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the Closing Date. Seller and Purchaser agree that all Rent received after the Closing Date shall be applied first to costs of collection, next to current Rent, then to rent payable during the month in which the Closing occurs and finally to delinquent Rent due prior to the Closing Date, if any, in the inverse order of maturity. Purchaser will make a good faith commercially reasonable effort after Closing to collect all delinquent Rents in the usual course of the operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures but may not evict any tenant or terminate any Lease.

(c) Seller and Purchaser shall each have the right to file and prosecute an appeal of the real property tax assessment for calendar year 2012 (payable in 2013) and for the tax years prior to Closing, and may take related actions which Seller or Purchaser, as applicable, deems appropriate in connection therewith. The parties shall cooperate with each other in connection with such appeal and collection of a refund of real property taxes paid. Purchaser owns and holds all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Purchaser by the applicable authorities. If such refund or any part thereof is received by Seller, Seller shall promptly pay such amount to Purchaser. Any refund received by Purchaser, or paid to Purchaser by Seller per the immediately preceding sentence, shall be distributed as follows: first, to reimburse the applicable party for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases (if any); and third, to Seller and Purchaser in proportion to the period of time each owned the Real Property, with Purchaser being deemed to have owned the Real Property on the Closing Date. Each party shall have the right to participate in an appeal of the other party.

(d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained; but in no event shall (i) any reproration under this Agreement, other than with respect to real estate taxes and assessments pursuant to Section 4.4(b)(ii) above and Reimbursable Tenant Expenses pursuant to Section 4.4(b)(vi) above, occur more than one hundred eighty (180) days after the Closing; and (ii) any reproration of real estate taxes and assessments pursuant to Section 4.4(b)(ii) occur any later than forty-five (45) days after the issuance of the final real estate tax bill for calendar year 2012 (payable in 2013). Each party shall promptly notify the other when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Seller's approval. Upon Seller's acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final.

(e) Any amounts due Seller or Purchaser under this Section 4.4 from the other party, which are not paid within ten (10) business days following written demand, shall bear interest from and after the date of demand at the annual rate of interest equal to the Prime Rate (as hereinafter defined) plus 5%. "Prime Rate" shall mean annual rate of interest the highest prime rate (or base rate) reported, from time to time, in the Money Rates column or section of The Wall Street Journal as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). Subject to Section 4.4(d) hereof, the provisions of this Section 4.4 shall survive Closing.

4.5 Transaction Taxes and Closing Costs.

(a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses: (i) one-half (112) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; (ii) State and County transfer taxes; (iii) the premium charged by the Title Company for Title Policy, including the costs of any extended coverage endorsement and those endorsements required to cure title exceptions that Seller is obligated to remove pursuant to Sections 2.2 or 2.3, but excluding the costs of any other endorsement to the Title Policy; (iv) the cost of the Survey; and (v) the fees and expenses of the Broker (as hereinafter defined).

(c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses: (i) one-half (112) of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company; (ii) the Village of Elk Grove transfer tax; (iii) the premium for all endorsements to the Title Policy (other than an extended coverage endorsement and those endorsements required to cure title exceptions that Seller is obligated to remove pursuant to Sections 2.2 and 2.3); and (iv) all costs and expenses incurred in connection with the transfer of any transferable warranties, permits or licenses in connection with the ownership or operation of the Property;

(d) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(e)     The provisions of this Section 4.5 shall survive the Closing.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered by Seller pursuant to the terms of Section 4.2 hereof;

(b)     All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c)     Seller shall have satisfied the Estoppel Condition (defined below);

(d) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing;

(e)     The Title Company, and/or another national title company approved by Purchaser in its reasonable discretion shall be irrevocably prepared to issue its 2006 ALTA Owner's Policy of Title Insurance (with an extended coverage endorsement, those endorsements required to cure title exceptions that Seller is obligated to cure pursuant to Section 2.2 or Section 2.3 and the endorsements requested by Purchaser to the extent customarily available) covering the Real Property, in the aggregate amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"); and

(f) Seller shall not have been adjudged bankrupt nor filed a voluntary petition or had a petition filed against it by its creditors or made any assignment for the benefit of creditors.

If any of the conditions to Purchaser's obligations under Section 4.6 shall fail to occur, and such failure is not otherwise a default by Seller under this Agreement (in which event Purchaser would be afforded the rights under Section 5.2 hereof), then Purchaser may, as its exclusive remedies, either (i) elect to waive such failure and proceed to Closing, or (ii) as long as Purchaser is not in default hereunder, and as its sole and exclusive remedy, terminate this Agreement by written notice to Seller, in which event the Deposit shall be promptly returned to Purchaser and neither party shall have any further rights or obligations hereunder (except for those obligations of either party that expressly survive the termination of this Agreement pursuant to the other provisions of this Agreement). Notwithstanding the foregoing, in the event any condition to Purchaser's obligations hereunder described in this Section 4.6 shall not have been satisfied, Seller shall have the right (but not the obligation) to attempt to cure or satisfy such condition and the Seller shall be entitled to a reasonable adjournment of the Closing Date not to exceed five (5) business days in order to do so.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Purchaser shall have delivered to Escrow Agent the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b) Purchaser shall have delivered to Escrow Agent all of the items required to be delivered to Escrow Agent pursuant to Section 4.3 hereof;

(c)     All of the representations and warranties of Purchaser contained in this
Agreement shall be true and correct in all material respects as of the Closing Date; and

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Organization. Seller has been duly formed and organized, and is validly existing in the State of Illinois and is qualified to do business and in good standing under the laws of the State of Illinois.

(b) Operating Agreements. The list of all service agreements, management contracts, maintenance contracts, equipment leases and like contracts and agreements that will be binding upon Purchaser after Closing (subject to Purchaser's right to require termination of certain such agreements pursuant to Section 5.4(d) below) (collectively, the "Operating Agreements") attached hereto as Exhibit F is true, correct, and complete in all material respects and includes all of the Operating Agreements in effect on the Effective Date. The documents constituting the Operating Agreements that are delivered or made available to Purchaser pursuant to Section 3.1 are, to Seller's knowledge, true, correct and complete copies of all of the Operating Agreements affecting the Property as of the date of their delivery, including any and all amendments. To Seller's knowledge, neither Seller nor any other party to any Operating Agreement is in default thereunder. Seller has no knowledge of any event which with notice or the passage of time or both would constitute a default by Seller or any party under any Operating Agreement.

(c) Condemnation. Seller has received no written notice from any governmental authority of any condemnation proceedings relating to the Property and to Seller's knowledge, no such proceeding is pending or threatened against the Property.

(d) Litigation. Seller has not received notice of any litigation which has been filed against the Property or Seller that arises out of the ownership of the Property and affects the Property or use thereof, or Seller's ability to perform hereunder. Seller has not received any written notice and has no knowledge of any pending or threatened liens, government investigations, special assessments or impositions to be made against the Property, other than real estate taxes imposed on the Real Property for 2012 and subsequent years.

(e) Violations. Seller has not received written notice nor has any knowledge of any uncured violation of any federal, state or local law, code, ordinance or regulation relating to the ownership, use or operation of the Property which would materially adversely affect the Property or use thereof.

(f) Leases. The list of leases attached hereto as Exhibit G is accurate in all material respects, and includes all of the existing leases in effect as of the Effective Date (the "Existing Leases"). The documents constituting the Existing Leases that are delivered to or made available to Purchaser pursuant to Section 3.1 are, to Seller's knowledge, true, correct and complete copies of all of the Leases affecting the Property as of the date of their delivery, including any and all amendments and guarantees. Seller has neither sent nor received any currently effective notice of default under any of the Leases. Seller has no knowledge of any event which with notice or the passage of time or both would constitute a default by Seller or any party under any of the Existing Leases.

(g) Authority to Enter/Noncontravention. Seller has full right, authority, power and capacity: (i) to enter into this Agreement and each closing document to be executed and delivered by or on behalf of it pursuant to this Agreement; and (ii) to carry out the transactions contemplated hereby and thereby. This Agreement and the closing documents executed and delivered by or on behalf of Seller constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of said Seller, each enforceable against said Seller in accordance with their respective terms, except as the same may be limited or affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, or by equitable principles, including principles of commercial reasonableness, good faith and fair dealing (whether applied in a proceeding at law or in equity). The execution, delivery and performance of this Agreement and the closing documents does not and will not violate any term, conditions or provisions of, or constitute a default under, any of Seller's organizational documents or any bond, note, or other evidence of indebtedness or any contract, lease or other instrument, to which Seller is a party or affecting the Property, or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that will not be obtained or made prior to Closing.

(h) ERISA. Seller is not (i) an "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is subject to the provisions of Title 1 of ERISA, (ii) a "plan" that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986 (the "Code") or (iii) an entity whose assets are treated as "plan assets" under ERISA by reason of an employee benefit plan's or plan's investment in such entity. Seller has no knowledge of any liens against the Property which are attributable to Employee Benefit Plans (as hereinafter defined). For the purposes of this Section 5.1(h), "Employee Benefit Plans" means, collectively, any "employee benefit plan" as defined in Section 3(3) of ERISA, including any Employee Pension Benefit Plan (within the meaning of Section 3(2) of ERISA), Employee Welfare Benefit Plan (within the meaning of Section 3(1) of ERISA), or any other benefit program or arrangement whether or not subject to ERISA and whether written or oral, any written bonus, deferred compensation, pension, retirement, profit-sharing, stock bonus, restricted stock, stock option, stock purchase, employment, severance, compensation, vacation plan, education or tuition program, medical, post-retirement medical, disability, fringe benefit, unemployment, welfare or other plan, agreement, policy or arrangement, that covers employees, consultants, directors or officers of Seller or any of its affiliates, or pursuant to which former employees, consultants, directors or officers of Seller or any of its affiliates are or may be entitled to current or future benefits.

(i) Patriot Act. Seller is not, and to Seller's knowledge, no party holding a direct interest in Seller is, named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or another banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control.

(j) Non-Foreign Entity. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code (and the regulations promulgated thereunder).

(k) Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Improvements or any part or component thereof that would adversely affect the insurability of the Improvements or cause any increase in the premiums for insurance for the Improvements.
(1) Environmental Matters. Seller has not received written notice of any violation of any law relating to environmental conditions, hazardous waste or toxic materials with respect to the Property. To Seller's knowledge, except as disclosed in the Property Information or any other environmental report obtained by Purchaser, there is no hazardous substance located on the Property in violation of any federal, state or local environmental or human health or safety laws, codes, ordinances or regulations.

(m) Licenses and Permits. To Seller's knowledge, Exhibit I identifies all existing Licenses and Permits and true, correct and complete copies of all Licenses and Permits in Seller's possession will be delivered as provided in Section 3.1. Seller has not received written notice of any violation, revocation or termination of any such Licenses or Permit.

(n) Commissions. Except for any commissions that may become due as the result of any extension or renewal right exercised after the Effective Date by a Tenant, there are no commissions or referral fees that are or may become due relating to the Existing Leases.

(o) Special Assessments. Seller has no knowledge of any proposed or pending special assessments, affecting all or any portion of the Property.

(p) Property Documents. The Property Information delivered or made available to Purchaser pursuant to Section 3.1 comprises, to Seller's knowledge, true, correct and complete copies of all such documents and information affecting the Property which are utilized by Seller in the normal course of its ownership and operation of the Property.

5.2 Knowledge Defined. Any and all uses of the phrase, "to Seller's actual knowledge" or other references to Seller's knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Scott Wollney, Paul Romano and Leslie DiMaggio (collectively, the "Seller Knowledge Individuals") as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of any other individual or entity, shall be imputed to the Seller Knowledge Individuals. Furthermore, Seller's representations and warranties shall be deemed to be modified to reflect any facts or circumstances disclosed in the tenant estoppels received by Purchaser.

5.3 Survival of Seller's Representations, Warranties and Other Obligations. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one (1) year (the "Survival Period"). No claim for a breach of any representation, warranty, covenant or agreement of Seller under or pursuant to this Agreement including any instrument delivered to Purchaser under or pursuant to this Agreement shall be actionable or payable if Purchaser had actual knowledge of the breach in question prior to the Closing. Seller shall have no liability to Purchaser for a breach of any representation, warranty, covenant or agreement under or pursuant to this Agreement, (but excluding the Deed, the Bill of Sale and Assignment, the FIRPTA and the Tax Indemnity (collectively, the "Closing Instruments")) (a) unless the valid claims for all such breaches collectively aggregate more than Ten Thousand Dollars ($10,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00), plus reimbursement of any fees due pursuant to Section 10.16 hereof (the "Cap"), and (b) unless written notice containing a description of the specific nature of such breach and the amount claimed to be due from Seller (a "Post-Closing Claim") shall have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller with respect to such Post-Closing Claim within 30 days after the expiration of the Survival Period. In no event shall Seller be liable for any consequential or punitive damages or for any damages in excess of the Cap. Seller hereby covenants that, from the Closing Date through, and including, the date which is the later of (i) the last day of the Survival Period and (ii) the date on which any Post-Closing Claim timely commenced by Purchaser within the aforementioned 30 day period is resolved by a court of competent jurisdiction, it shall have and maintain a net worth of no less than $750,000.00 ("Minimum Net Worth Requirement"). "Net worth" shall mean Seller's assets minus its liabilities as determined in accordance with generally accepted accounting principles. Furthermore, in order to ensure performance by Seller of any liabilities resulting from a Post-Closing Claim or any payments due from Seller because of any reproration of taxes or other costs in accordance with Section 4.4 hereof or any post-closing liability resulting from any indemnity by Seller or a breach by Seller of representation or warranty in the Closing Instruments (collectively, "Seller's Post Closing Obligations"), Atlas Financial Holdings, Inc. joins this Agreement for the purposes of being jointly and severally liable with Seller for any and all of Seller's Post Closing Obligations.

5.4     Covenants of Seller.

Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property, including, without limitation, performing repairs and maintenance and performing its obligations under the Leases, in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof;

(b) Except as provided in this Section 5.4(b), a copy of any amendment, renewal, termination or expansion of an Existing Lease or of any new Lease which Seller desires to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller, which shall include all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. Seller shall not enter into any new Lease or amend any existing Lease without the approval of Purchaser, which approval (i) may be withheld or denied in Purchaser's sole and absolute discretion after the expiration of the Inspection Period and (ii) shall not be unreasonably withheld, delayed or conditioned during the Inspection Period. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval thereof. In the event Purchaser fails to notify Seller of its approval or disapproval within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such new Lease, amendment, renewal or expansion. Notwithstanding the foregoing, Purchaser shall have no right to approve any amendment to an existing Lease entered into by Seller pursuant to evidence the exercise by a tenant of a right or option granted to such tenant in its Lease.

(c) A copy of any amendment or renewal of an existing Operating Agreement or of any new operating agreement which Seller desires to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller. Except as it relates to Operating Agreements that may be terminated without penalty upon no more than thirty (30) days' notice, Seller shall not enter into any new operating agreement, service contract or other agreement that would affect the Property or amend any existing Operating Agreement without the approval of Purchaser, which approval (i) may be withheld or denied in Purchaser's sole and absolute discretion after the expiration of the Inspection Period and (ii) shall not be unreasonably withheld, delayed or conditioned during the Inspection Period. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval thereof. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such new operating agreement, amendment, or renewal. Any operating agreement or amendment or renewal of an existing Operating Agreement entered into pursuant to this Section 5.4(c) shall be deemed to be an "Assumed Operating Agreement" (as defined below).

(d) Upon written notice from Purchaser on or before the expiration of the Inspection Period, Seller shall give appropriate notices of termination of those Operating Agreements designated by Purchaser by a written notice given to Seller prior to the expiration of the Inspection Period (but only to the extent termination is permitted thereunder without penalty); provided, however, that (i) those Operating Agreements designated with an "asterisk" on Exhibit F are not terminable and shall be deemed Assumed Operating Agreements, which Purchaser shall assume at Closing; and (ii) if the notice period required to terminate such Operating Agreements shall not have expired prior to Closing, at Closing, the Property will be subject to the terms of such Operating Agreements and such Operating Agreements shall be deemed to be Assumed Operating Agreements. The Operating Agreements which Purchaser has not required be terminated or which otherwise are not required to be terminated as aforesaid are herein collectively referred to as the "Assumed Operating Agreements".

(e) Seller shall maintain in existence and comply with all of the terms and conditions of the Licenses and Permits in a manner generally consistent with the manner that Seller has done so as of the Effective Date. Seller shall maintain insurance coverages substantially the same as those currently in effect with respect to the Property, so long as such coverages remain available at commercially reasonable rates, and shall maintain such coverages as Seller would be maintaining if Seller did not intend to sell the Property.

(f) Seller shall use commercially reasonable efforts to deliver to Purchaser on or prior to the Closing Date an estoppel letter substantially in the form attached as Exhibit E (or, with respect to any tenant, in such other form as may be provided for in such tenant's Lease), from each tenant at the Improvements (the "Estoppel Condition"). Seller's failure to satisfy the Estoppel Condition shall in no instance constitute a default by Seller under this Agreement and in the event of such failure, Purchaser's sole right shall be either to terminate this Agreement in which case the Deposit, and all interest earned thereon, shall be returned to Purchaser, or to waive the Estoppel Condition (to the extent not satisfied) and proceed with the Closing. Notwithstanding the foregoing, the parties agree that Seller shall have a right, from time to time, to extend the Closing Date for up to a total of thirty (30) days in order to attempt to satisfy the Estoppel Condition upon the giving of notice of such election to Purchaser at least two (2) business days prior to the then existing Closing Date.

(g) Personal Property. From the Effective Date until Closing, not transfer or remove any of the

Personal Property from the Improvements except for the purpose or repair or replacement (except as it relates to any artwork) thereof. Any item of Personal Property replaced after the Effective Date will be installed prior to Closing and be of substantially the same quality of the item of Personal Property being replaced.

(h) Notices. From the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

(i) No Mortgages, Purchase Agreements or Options. Seller shall not grant any mortgages or security interests in or to the Property or sell or enter into any agreement to sell or grant an option to purchase the Property.

(j) Environmental Questionnaire. Seller shall complete, execute and deliver any environmental questionnaire that may be reasonably requested by Purchaser's environmental consultant in connection with its preparation of an environmental survey of the Property; provided, however, completion of the same shall not include or be construed to include any representation or warranty by Seller as to the environmental conditions of the Property.

(k) Removal of Signage. Prior to the Closing Date, unless otherwise mutually agreed, Seller shall remove, at Seller's sole cost and expense, any and all exterior signage located upon the Real Property which identifies Seller or any affiliate of Seller, including, without limitation, the signage mounted to the exterior of the building identifying Atlas, and Seller shall repair any damage caused by such removal.

5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of the State of Delaware.

(b) Pending Actions. To Purchaser's actual knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Authority to Enter/Noncontravention. Purchaser has full right, authority, power and capacity: (i) to enter into this Agreement and each closing document to be executed and delivered by or on behalf of Purchaser pursuant to this Agreement; and (ii) to carry out the transactions contemplated hereby and thereby. This Agreement and the closing documents executed and delivered by or on behalf of Purchaser constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with their respective terms, except as the same may be limited or affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditor's rights and remedies generally, or by equitable principles, including principles of commercial reasonableness, good faith and fair dealing (whether applied in a proceeding at law or in equity). To Purchaser's actual knowledge, the execution, delivery and performance of this Agreement and the closing documents does not and will not violate any term, conditions or provisions of or constitute a default under any bond, note or other evidence of indebtedness or any contract, lease or other instrument, to which Purchaser is a party or requires Purchaser to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that will not be obtained or made prior to the Closing.

(d) Patriot Act. Purchaser is not, and to Purchaser's knowledge, no party holding a direct membership interest in Purchaser is, named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to

Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or another banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control.

5.6 Purchaser's Knowledge Defined. Any and all uses of the phrase, "to Purchaser's actual knowledge" or other references to Purchaser's knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Thomas Frey (the "Purchaser Knowledge Individual") as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Seller acknowledges that the Purchaser Knowledge Individual have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Purchaser or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Purchaser set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals.

5.7 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 hereof as updated as of the Closing Date in accordance with the terms of this Agreement, shall survive Closing for the Survival Period. No claim for a breach of any representation, warranty, covenant or agreement of Purchaser under or pursuant to this Agreement including any instrument delivered to Seller under or pursuant to this Agreement shall be actionable or payable if Seller had actual knowledge of the breach in question prior to the Closing. Purchaser shall have no liability to Seller for a breach of any representation or warranty set forth in Section 5.5 (a) unless the valid claims for all such breaches collectively aggregate more than Ten Thousand and Noll 00 Dollars ($10,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), plus reimbursement of any fees due pursuant to Section 10.16 hereof(the "Cap"), and (b) unless written notice containing a description of the specific nature of such breach and the amount claimed to be due from Seller (a "Post-Closing Claim") shall have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller with respect to such Post-Closing Claim within 30 days after the expiration of the Survival Period.

ARTICLE VI DEFAULT

6.1 Default by Purchaser. In the event that the transaction contemplated by this Agreement fails to close due to Purchaser's default, then Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

6.2 Default by Seller. In the event that the transaction contemplated by this Agreement fails to close due to Seller's default, Purchaser shall be entitled, as its sole remedy, either: (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, provided that Seller shall reimburse Purchaser for all reasonable out-of-pocket costs incurred by Purchaser in connection with the negotiation of this Agreement and its inspection of the Property, not to exceed $75,000, plus reimbursement of any fees due pursuant to Section 10.16 hereof or (b) to enforce specific performance of Seller's obligations under this Agreement, it being acknowledged that the Property is unique and that monetary damages would not be an adequate remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date upon which Closing was to have occurred. If Purchaser timely elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall, on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which arc capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). In addition, notwithstanding any provision to the contrary contained in this Agreement, the parties hereto hereby agree that Seller's aggregate liability for any actual or alleged default or breach of this Agreement (including, without limitation, any breach of a representation or warranty made by Seller hereunder, but excluding any claim based upon Seller failure to close the sale of the Property when legally required to do so as to which Purchaser's sole remedies are set forth in the first sentence of this Section 6.2), or any other claim arising under or relating to this Agreement and/or the Property, shall not exceed the Cap (as defined in Section 5.3 hereof). The foregoing limitation of remedies and liability was separately bargained for and constitutes material consideration for Seller entering into this Agreement.

6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by (i) either party against the other party due to the other party's obligation to indemnify such party in accordance with Article VIII of this Agreement and (ii) by either party against the other party due to a breach of a party's obligations under Section 4.4 hereof.

ARTICLE VII RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "Major" (as hereinafter defined), Seller shall promptly deliver written notice thereof to Purchaser and this Agreement shall remain in full force and effect provided that Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any insurance policies (including any rent loss insurance aiJplicable to any period on and after the Closing Date) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time, not to exceed thirty (30) days, in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller's insurance policy and the cost to complete the repairs. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a "Major" loss or damage, Seller shall promptly deliver written notice thereof to Purchaser and Purchaser may elect to either (i) terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder (except those obligations of a party that expressly survive the termination of this Agreement), or (ii) waive such termination right and proceed with Closing. If Purchaser elects to terminate this Agreement within ten (10) business days after Seller sends Purchaser written notice of the occurrence of such Major loss or damage (which notice shall state the cost of repair or restoration thereof as opined by an architect, construction company, or estimator in accordance with Section 7.3 hereof), then Purchaser shall be deemed to have elected to terminate this Agreement. In the event that Purchaser elects to proceed with Closing, Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any insurance policies (including any rent loss insurance applicable to any period on and after the Closing Date) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time, not to exceed thirty (30) days, in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "Major" loss or damage refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect, construction company or estimator selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million and No/100 Dollars ($1,000,000.00), (b) any loss due to a condemnation which permanently and materially impairs the current use of the Property, or (c) any uninsured loss for which Seller has not agreed to provide Purchaser with a credit to the Purchase Price at Closing. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect, construction company or estimator within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the party selected by Seller.

ARTICLE VIII BROKERAGE AND INDEMNIFICATION

8.1 Brokerage Commissions. Seller represents to Purchaser that Seller has not retained any broker in connection with the transaction contemplated in this Agreement, other than CBRE (the "Seller's Broker"), whose commission shall be paid by Seller. Purchaser represents to Seller that Purchaser has not retained any broker, other than Bob Reaumond with CBRE ("Purchaser's Broker", together with the Seller's Broker, the "Broker") connection with the transaction contemplated in this Agreement. Each party hereto agrees that if any person or entity other than Broker, makes a claim for brokerage commissions or other fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. The provisions of this Section shall survive Closing or any termination of this Agreement.

ARTICLE IX DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly set forth in the representations and warranties made in Sections 5.1 and 8.1 of this Agreement or contained in any Closing Instrument delivered in connection with the Closing (the "Reps and Warranties"), Seller make no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agent to Purchaser in connection with the transaction contemplated hereby, including without limitation, any information contained in any offering memorandum delivered to Purchaser. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller or any other party to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Except in connection with the Reps and Warranties, neither Seller, nor any Affiliate (as defined in Section 10.3 hereof) of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

9.2 AS IS SALE; DISCLAIMERS. EXCEPT FOR THE REPS AND WARRANTIES, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT OF THE REPS AND WARRANTIES. OTHER THAN THE REPS AND WARRANTIES, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY PARTY REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS IS", SUBJECT TO THE REPS AND WARRANTIES.

PURSUANT TO THIS TERMS OF THIS AGREEMENT SELLER HAS GIVEN PURCHASER THE

OPPORTUNITY TO CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER MAY DEEM NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND PURCHASER WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN THE REPS AND WARRANTIES AND COVENANTS OF SELLER. SUBJECT TO THE REPS AND WARRANTIES, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND OTHER THAN WITH RESPECT TO THE REPS AND WARRANTIES, PURCHASER, UPON CLOSING, DOES HEREBY WAIVE, RELINQUISH AND RELEASE SELLER AND SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING, BUT NOT LIMITED TO, CAUSES OF ACTION IN TORT), LOSSES, DAMAGESLIABILITIES, COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, ENVIRONMENTAL CONDITIONS (INCLUDING PRESENCE OR RELEASE OF HAZARDOUS OR TOXIC SUBSTANCES ON OR ABOUT THE PROPERTY) VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

9.3 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE X MISCELLANEOUS

10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all Confidential Documents, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the directors, investors, employees, lenders, consultants, accountants, co-venturers, advisors and attorneys of Purchaser provided that such persons are told of the confidential nature of such materials and that Purchaser shall be liable for any breach by them of this Section 10.1; provided, further, however, that Purchaser may disclose such data and information (a) to comply with law, regulation or judicial order, or (b) to enforce the terms of this Agreement. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly destroy any Confidential Documents obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall terminate at Closing but shall survive any termination of this Agreement.

10.2 Public Disclosure. Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form and content approved by Purchaser and Seller. As a public company, Seller may be required to publicly disclose this Agreement and/or the sale contemplated herein as a material event, and any such disclosure shall not be considered a breach of Article X of this Agreement. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the successors and permitted assigns of the parties hereto. Seller shall have no right to assign its rights under this Agreement. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval shall not be unreasonably withheld, provided that Seller consent shall not be required so long as the proposed assignee is an Affiliate (as defined in this Section) of Purchaser. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (b) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. "Affiliate" shall mean, with respect to any specified entity, an entity that controls, is controlled by, or is under common control with such specified entity, with control meaning the power through the ownership of voting securities, by contract or otherwise to direct the management and policies of such entity. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) legible facsimile transmission or (e) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile or email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 5:00p.m. Chicago, Illinois time (and any transmission received from and after 5:00p.m., Chicago, Illinois time, shall be deemed received on the next business day). Notices given by Seller's or Purchaser's attorneys identified below shall be deemed to have been given by Seller or Purchaser, as the case may be. Unless changed in accordance with this Section 10.4, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:             c/o Atlas Financial Holdings, Inc.
150 Northwest Point Boulevard
Elk Grove Village, IL 60007
Attention: Scott Wollney
Telephone No.: (847) 700-8600
Fax No.: (847) 228-2580
Emai1: swollney@atlas-fin.com

with a copy to:         DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: Kimberlie Pearlman, Esq.
Telephone No.: (312) 368-7061
Fax No.: (312) 251-2162
Email: kimberlie.pearlman@dlapiper.com

If to Purchaser:             150 Northwest Point LLC
c/o Topco Associates LLC
7711 Grosse Point Road
Skokie, IL 60077
Attn: Thomas Frey
Fax No.: (847) 676-5634
Email: tfrey@topco.com

with a copy to:            K&L Gates LLP
70 West Madison, Suite 3100
Chicago, Illinois 60602
Attn: Lawrence A. Eiben
(312)827-1268
E-mail: larry.eiben@klgates.com

10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto (all of which are incorporated in this Agreement), contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality or access agreement executed by Purchaser and Seller in connection with the Property.

10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by another party to consummate the transaction contemplated by this Agreement so long as the same imposes no additional liability on such party. The provisions of this Section 10.7 shall survive Closing.

10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied, facsimile, or .pdf (exchanged via e-mail) signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied, facsimile or pdf document, are aware that the other party will rely on the telecopied, facsimile or .pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of laws principles. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

10.12 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party. Accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other parties hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

10.16 Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party (as hereinafter defined) shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. In addition a prevailing party shall also have the right to recover its reasonable costs and attorneys' fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. A "prevailing party" shall mean the party that obtains a final unappealable judgment in its favor.

10.17 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

10.18 Limitation of Liability. Purchaser and Seller agree that neither Purchaser nor Seller has, and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, partner, principal, parent, subsidiary or affiliate of the other party, or the director, employee, trustee, shareholder, member, partner or principal of any such parent, subsidiary or other affiliate (collectively, the "Protected Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the foregoing, the Protected Affiliates are expressly excluded from any obligation to indemnify or hold harmless any party or any similar obligations or Purchaser or Seller, as the case may be, under this Agreement. Each of Purchaser and Seller agrees to look solely to the other party to this Agreement and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Protected Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 10.18, Purchaser and Seller hereby unconditionally and irrevocably waive any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Protected Affiliates, and hereby unconditionally and irrevocably release and discharge the Protected Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser and Seller against the Protected Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 10.18 shall survive the termination of this Agreement and the Closing. Nothing contained in this Section 10.18 shall release, prohibit or limit the obligations of Atlas pursuant to Section 5.3 and the Joinder to the Agreement.

10.19 Saturdays, Sundays, Holidays. If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Closing Date or any other date to be determined under this Agreement should fall on a Saturday, a Sunday, a legal holiday or other day on which banks located in Chicago, Illinois are not open for business, then such date shall be extended to fall on the next business day. The term "business day" shall mean any day other than Saturday or Sunday or such other day that banks located in Chicago, Illinois are authorized or required to close.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Seller:

American Service Insurance Company

By:         /s/ Scott D. Wollney
Name:         Scott D. Wollney
Title:        President & CEO

[Signature Page to Sale Agreement made by and between American Service Insurance Company, Inc. and 150 Northwest Point LLC]

PURCHASER:

150 NORTHWEST POINT LLC, a Delaware limited liability company

By:         /s/ Thomas Frey
Name:        Thomas Frey
Title:        Senior Vice President & CFO

[Signature Page to Sale Agreement made by and between American Service Insurance Company, Inc. and 150 Northwest Point LLC]

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.3 and 1.4 hereof.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:             /s/ Paula Podvin
Name:             Paula Podvin
Title:             Senior National Escrow Officer

JOINDER

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, Atlas Financial Holdings, Inc., an affiliate of Seller, hereby joins this Agreement for the purposes of being jointly and severally liable with Seller for any and all of Seller's Post Closing Obligations as defined in Section 5.3 of the Agreement.

ATLAS FINANCIAL HOLDINGS, INC.

By:         /s/ Scott D. Wollney
Name:         Scott D. Wollney
Title:        President & CEO

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

LOT 1 IN THE FINAL PLAT OF RESUBDIVISION OF LOT 7 IN THE PARK AT NORTHWEST POINT, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 21, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN ACCORDING TO THE PLAT THEREOF RECORDED SEPTEMBER 6, 2001 AS DOCUMENT 0010828531, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

PERPETUAL, NON-EXCLUSIVE EASEMENT IN FAVOR OF PARCEL 1 NOTED IN THE DECLARATION OF COVENANTS, EASEMENTS AND RESTRICTIONS RECORDED ON OCTOBER 15, 2001 AS DOCUMENT NUMBER 0010957201, AS AMENDED FROM TIME TO TIME, MADE BY PNWP, LLC, A COLORADO LIMITED LIABILITY COMPANY, FOR THE FOLLOWING PURPOSES ON THE REAL PROPERTY AS DEFINED THEREIN:

(i) FOR VEHICULAR AND PEDESTRIAN ACCESS, INGRESS AND EGRESS ON, OVER AND ACROSS THOSE PORTIONS OF ANY PRIVATE ROADS OR DRIVES AND WALKWAYS:

(ii) FOR ACCESS, INGRESS AND EGRESS BY EMERGENCY VEHICLES AND PERSONNEL ON, OVER AND ACROSS PRIVATE ROADS OR DRIVES OVER THE REAL PROPERTY, SUBJECT TO ANY RELOCATION RIGHTS DESCRIBED HEREIN;

(iii) FOR UTILITIES ON, OVER AND THROUGH THE REAL PROPERTY, FOR THE USE, MAINTENANCE, REPAIR AND REPLACEMENT OF SUCH UTILITIES, AND EACH OWNER AGREES FOR THE BENEFIT OF EACH OTHER OWNER TO GRANT SUCH UTILITY EASEMENTS

(iv) FOR VEHICULAR PARKING ON, OVER AND ACROSS 213 PARKING SPACES IN THE COMMON GARAGE AND 55 SPACES OF SURFACE PARKING ON THE BUILDING 50 PROPERTY

(v) WITH RESPECT TO THE BUILDING 50 PROPERTY GENERALLY ON AND OVER THE AREA ON THE SITE PLAN AS THE COMMON GARAGE TO CONSTRUCT, USE, OPERATE, MAINTAIN, REBUILD, AND REPLACE THE COMMON GARAGE IN ACCORDANCE WITH THE TERMS OF THE DECLARATION;

(vi) FOR THE PURPOSE OF PASSING STORM WATER DRAINAGE FROM THE BUILDING 150 PROPERTY ON SURFACE OR OVER AND THROUGH THE STORM DRAINAGE PIPES AND SYSTEM NOW OR HEREAFTER CONSTRUCTED ON THE BUILDING 50 PROPERTY AND THE RIGHT TO ENTER ONTO THE BUILDING 50 PROPERTY TO CONSTRUCT AND REPLACE THE NECESSARY STORM DRAINAGE PIPES AND SYSTEM TO CARRY SUCH WATER;

(vii) TO USE AND MAINTAIN TRASH DUMPSTERS AND RELATED EQUIPMENT ON THE BUILDING 50 PROPERTY.

PARCEL 3:

PERPETUAL, NON-EXCLUSIVE EASEMENT IN FAVOR OF PARCEL 1 NOTED IN THE DECLARATION OF COVENANTS, EASEMENTS AND RESTRICTIONS DATED DECEMBER 30, 1982 RECORDED ON FEBRUARY 3, 1983 AS DOCUMENT NUMBER 26495247, AS AMENDED FROM TIME TO TIME, BY LASALLE NATIONAL BANK, NOT PERSONALLY OR INDIVIDUALLY, BUT AS TRUSTEE UNDER TRUST AGREEMENT DATED MARCH 5, 1980 AND KNOWN AS TRUST NO. 102000, FOR THE FOLLOWING PURPOSES ON THE REAL PROPERTY AS DEFINED THEREIN:

FOR INGRESS AND EGRESS OVER, UNDER, ACROSS, IN AND UPON THE PROPERTY AND PROVIDE REASONABLE AND NECESSARY ACCESS TO COMMON PROPERTIES AND FOR THE PURPOSE OF PERFORMING THE CONSTRUCTION, INSTALLATION, MAINTENANCE, OR REPAIR OF SUCH COMMON PROPERTIES.

EXHIBIT B

SPECIAL WARRANTY DEED

This Deed, made this ___ day of ____, 2012, between AMERICAN SERVICE INSURANCE COMPANY, INC., an Illinois corporation (" Grantor"), and 150 NORTHWEST POINT LLC, a Delaware limited liability company ("Grantee"), WITNESSETH, that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, by Grantee, the receipt of which is hereby acknowledged, by these presents does REMISE, RELEASE, ALIENATE AND CONVEY unto the Grantee, FOREVER, all the following described real estate, situated in the County of Cook and State of Illinois, known and described as follows, to wit:

See Schedule 1 attached hereto and made a part hereof.

Together with all and singular hereditaments and appurtenances belonging there, or in anyway appertaining, and the reversion or reversions, remainder or remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of the Grantor, either at law or in equity of, in and to the above-described premises, with the hereditaments and appurtenances:

TO HAVE AND TO HOLD the said premises as described above, with the appurtenances, unto the Grantee, forever.

And Grantor, for itself and its successors, does covenant, promise and agree to and with Grantee and its successors and assigns that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that it WILL WARRANT AND DEFEND, FOREVER, said premises against all persons lawfully claiming, or to claim the same, by, through or under it, subject only to those matters listed on Schedule 2 attached hereto and made a part hereof.

IN WITNESS WHEREOF, Grantor executed this Deed the day and year first above written.

AMERICAN SERVICE INSURANCE COMPANY, INC., an
Illinois corporation

By:         /s/ Scott D. Wollney
Name:         Scott D. Wollney
Title:        President & CEO

STATE OF ILLINOIS         )
)
COUNTY OF _________        )

This instrument was acknowledged before me on the ________day of ________ 2012, by _______ of American Service Insurance Company, Inc., an Illinois corporation, on behalf of said corporation.

______________________
Notary Public in and for
the State____________
Printed Name: _______

My commission expires:
______________________

SCHEDULE 1 TO SPECIAL WARRANTY DEED
DESCRIPTION OF LAND

PINs:
Address:

SCHEDULE 2 TO SPECIAL WARRANTY DEED PERMITTED EXCEPTIONS

[INSERT all items listed on Schedule B of the Title Policy]

EXHIBIT C

FORM OF BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment is executed and delivered as of the ______ day of , 2012 pursuant to that certain Sale Agreement (the "Agreement"), dated ____, 2012, by and between AMERICAN SERVICE INSURANCE COMPANY, INC., an Illinois corporation ("Seller"), and 150 NORTHWEST POINT LLC, a Delaware limited liability company ("Purchaser"), covering the real property described in Schedule 1 attached hereto ("Real Property").

1. Sale of Personal Property, Intangibles. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser all of Seller's right, title and interest in and to: (a) the Personal Property (as defined in that certain Sale Agreement dated as of April , 2012 made by Seller and Purchaser (the "Agreement")) and (b) the Intangibles (as defined in the Agreement). Seller does hereby represent and warrant to Purchaser and its successors and assigns that the Personal Property and Intangibles are free and clear from any encumbrances and that Seller is the true and lawful owner of the Personal Property and Intangibles and has good right and lawful authority to bargain and sell the Personal Property and Intangibles to Purchaser. Except as otherwise expressly set forth herein or in the Agreement, the Personal Property and Intangibles are being transferred by Seller to Purchaser without any representation or warranty of any kind or nature, express, implied, statutory or otherwise.
2. Assignment of Leases. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, all of Seller's right, title and interest in and to the leases described in Schedule 2 attached hereto (the "Leases").

3. Assignment of Assumed Operating Agreements. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts such assignment of, all of the Seller's right, title and interest in and to the contracts described in Schedule 3 attached hereto (the "Assumed Operating Agreements").

4. Assumption. Purchaser hereby assumes the obligations of Seller under the Leases and Assumed Operating Agreements first arising from and after the date hereof.

5. Indemnification. Seller shall defend, indemnify and hold Purchaser harmless from and against any claims, losses, or liability (including but without limitation, reasonable attorneys fees and disbursements) in any way related to the Leases or the Assumed Operating Agreements and arising or accruing prior to the date hereof. Purchaser shall defend, indemnify and hold Seller harmless from and against any claims, losses or liability (including but without limitation, reasonable attorneys fees and disbursements) in any way related to the Leases or the Assumed Operating Agreements and first arising or accruing on or after the date hereof.

6. Execution in Counterparts. This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one instrument. To facilitate execution of this instrument, the parties may execute and exchange by facsimile counterparts of the signature pages. This instrument shall benefit and bind Seller and Purchaser and the heirs, legal representatives, successors, and assigns of each of them.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and
Assignment to be executed as of the date written above.

SELLER:

AMERICAN SERVICE INSURANCE COMPANY, INC., an Illinois corporation

By:
Name:
Title:

150 NORTHWEST POINT LLC, a
Delaware limited liability company

By:
Name:
Title:

Schedule 1 to Bill of Sale and Assignment

Description of Real Property

Schedule 2 to Bill of Sale and Assignment

List of Leases

Schedule 3 to Bill of Sale and Assignment

List of Assumed Operating Agreements

EXHIBIT D

FORM OF FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of an ownership interest in U.S. real property by ("Transferor"), Transferor hereby certifies, under the penalty of perjury that:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and in Income Tax Regulations provided thereunder).

Transferor/seller is not a disregarded entity as defined in Section 1.1445 2(b)(2)(iii);

Transferor's Federal Employer Identification Number is

Transferor's office address is:
____________________
____________________
____________________

Attention
Telephone
Fax

The address or description of the property which is the subject matter of the indirect disposition is 150 Northwest Point Boulevard, Elk Grove Village, Illinois.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.

[SIGNATURE PAGE FOLLOWS]

This FIRPTA Certificate is executed as of the _______ day of ________ 2012

AMERICAN SERVICE INSURANCE COMPANY, INC., an Illinois corporation

By:
Name:
Title:

EXHIBIT E
TENANT ESTOPPEL FORM

Re: 150 Northwest Point Boulevard, Suite , Elk Grove Village, Illinois

Ladies and Gentlemen:

Reference is made to that certain Lease, dated as of ______20__, between AMERICAN SERVICE INSURANCE COMPANY, INC., an Illinois corporation ("Landlord"), and the undersigned (herein referred to as the "Lease"). A list of the documents comprising the Lease is attached hereto as Exhibit A. The undersigned understands that (a) Landlord has entered into an agreement with 150 NORTHWEST POINT LLC, a Delaware limited liability company ("Purchaser"), for the sale and purchase of the building commonly known as 150
Northwest Point Boulevard, Elk Grove Village, Illinois (the "Building"), (b) Landlord has requested that the undersigned execute and deliver this Tenant Estoppel Certificate to Purchaser and present and future lenders providing financing with respect to the Building and related property (each, a "Lender"), and (c) Purchaser, Lender and their respective successors and assigns will rely upon the certifications by the undersigned in this Tenant Estoppel Certificate in connection with the purchase and financing of the Building. The undersigned hereby certifies as follows:

1. The undersigned is the current tenant under the Lease and [has/has not yet] taken possession of the leased premises.

2. The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Exhibit A. The Lease is the entire agreement between Landlord and the undersigned Tenant, and, without limiting the generality of the foregoing, Landlord is not obligated to provide any services to Tenant other than those expressly set forth in the Lease.

3. There is no defense, offset, claim or counterclaim by or in favor of the undersigned against Landlord under the Lease or against the obligations of the undersigned under the Lease. The undersigned has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth in the Lease.

4. The undersigned is not aware of any default now existing of the undersigned or of Landlord under the Lease, nor of any event which with notice or the passage of time or both would constitute a default ofthe undersigned or of Landlord under the Lease except: .

5. The undersigned has not received notice of a prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord's interest in the Lease.

6. The current monthly base rent is $ , and the current monthly additional rent is $ Base rent and additional rent have been paid through ____. Tenant's Proportionate Share is ___%. Tenant has fully paid all base rent, additional rent and other sums due and payable under the Lease on or before the date of hereof and Tenant has not paid any rent more than one month in advance.

7.     There is no remaining rent abatement under the Lease except for:

8.     The term of the Lease commenced on [or shall commence on]     and expires on ____, 20___, unless sooner terminated pursuant to the provisions of the Lease.

9. The undersigned has deposited the sum of$ with Landlord as security for the performance of its obligations as tenant under the Lease, and no portion of such deposit has been applied by Landlord to any obligation under the Lease.

10. All tenant improvement allowances to be paid under the Lease have been paid or credited in full except as follows: _

11. Tenant is occupying the Premises and has not assigned the Lease or sublet any portion of the Premises or granted any licenses or occupancy agreements, except as follows-

Very truly yours,

[TENANT NAME]

By:
Name:
Title:

EXHIBIT A TO TENANT ESTOPPEL CERTIFICATE LIST OF DOCUMENTS COMPRISING LEASE

EXHIBIT F OPERATING AGREEMENTS

See attached.

Contracted Vendors

Vendor            Service Provided
Affiliated Customer Service    Fire Alarm Monitoring
Aramark            Deli
Midco                Security System & Badging
Sebert                Landscape and Snow Removal
B & B Maintenance        Janitorial
C & C             Pest Control
ComEd            Electric
Constellation New Energy    Electric
Diamond Detective Agency    Guard Service
Fujitec                Elevators
Waste Management        Garbage Service
Westside Mechanical        HVAC
Cintas                Lobby Floor Mat Cleaning

Equipment Leases (Contracted)

Vendor            Service Provided
Quench            Water Coolers
Sweetbush            Plant Rental and Service (lobby plants only)
Absolute Vending        Coffee Machines & Vending Machines

EXHIBIT G
LIST OF LEASES

1.     Lease Agreement dated December 31, 2010 made by American Service Insurance
Company, Inc. and Universal Casualty Company; and

2.    Lease Agreement dated August 15, 2010 made by American Service Insurance Company, Inc. and Avalon Risk Management Insurance Agency LLC.

EXHIBIT H
ESCROW AGENT'S WIRING INSTRUCTIONS

See attached.

EXHIBIT I

LICENSES AND PERMITS

None.

EXHIBIT J
EXCLUDED PERSONAL PROPERTY OF SELLER

General
-    All telephones, conference phones, switches, software and related equipment
- All leased furniture, fixtures and equipment, included but not limited to:
o     Coffee Machines
o     Water Coolers
o     Lobby Plants
o     Vending Machines
o     Mail Center Furniture and Equipment
o     Scanning Center Equipment
o     Copy machines

1st Floor

Deli     all inventory, service equipment and/or other property owned by the deli operator
Fitness Center- all fitness center equipment
-    Lobby
-     All company signs

-	Mail Center

-	all furniture, fixtures and equipment located in the mail center at the time of inspection
-     Scanning Center - all furniture, fixtures and equipment located in the scanning center at the time of inspection

-
Training Room #1- all computer equipment, excluding A/V equipment, located in Training Room #1 at the time of inspection-- Note: we are open to leaving this equipment in the training room for shared use by all building users should this be of interest to Purchaser

-    Unfinished Storage Area - all storage boxes , located in the storage area at the time of inspection -- Note: unless otherwise agreed with Purchaser, these boxes will be moved prior to the close date

2nd Floor

Tenant Space- all artwork and tenant owned furniture, fixtures and equipment.
- Note: cubicles and cubicle chairs, as located on the 2nd floor at the time of inspection, are not tenant owned and would become the property of Purchaser on the Close Date but continue to be available for use by tenant during lease term

3rd Floor

-
All artwork and furniture, fixtures and equipment, excluding cubicles and attached desks, located on the 3rd floor at the time of inspection. This includes, but is not limited to, furniture in enclosed offices, filing cabinets and other business equipment.

Note: cubicles and cubicle chairs, as located on the 3rd floor at the time of inspection, would become the property of Purchaser on the Close Date but continue to be available for use by tenant during lease term

4th Floor

Tenant Space	all artwork and tenant owned furniture, fixtures and equipment, excluding cubicles and cubicle chairs, located on the 4th floor at the time of inspection

--Note: cubicles and cubicle chairs, as located on the 4111 floor at the time of inspection, are not tenant owned and would become the property of Purchaser on the Close Date but continue to be available for use by tenant during lease term
Data Center- Nortel Phone System, all equipment tagged with an Atlas asset tag, all server racks tagged with an Atlas asset tag (including all equipment contained within designated servers) at the time of inspection

5th Floor

Nothing excluded as of the time of inspection

6th Floor

Nothing excluded as of the time of inspection

For the purposes of this Exhibit J , "the time of inspection" shall mean the time of Purchaser's inspection during the Inspection Period.